Exhibit 10.1

August 4, 2023

Philip E. Paro, Jr.

[***]

Dear Phil,

On behalf of Casa Systems, Inc., I am pleased to conditionally offer you employment with the Company:

1.

Your initial position will be Vice President and Chief Accounting Officer effective September 5, 2023. In this role, you will initially report to Edward Durkin, CFO. This is a regular, full-time position and will be responsible for leading the corporate accounting function and reporting activities, including revenue recognition, SEC reporting, global corporate accounting, payroll, accounts payable, tax compliance, ERP & financial systems, Sarbanes-Oxley compliance, equity compensation administration and international accounting oversight, plus such other duties as may be required. This position will be based in Andover, MA.

2.

Your starting base salary rate will be $10,961.54 paid bi-weekly, which annualized is equivalent to $285,000.04, subject to taxes and other withholdings as required by law. Payment will be made in accordance with the Company’s normal payroll practices. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. As an exempt employee, you will not be entitled to overtime pay, and your salary is intended to cover all hours worked, including any hours worked in excess of 40 in a workweek or overtime as otherwise mandated by applicable law.

3.

You may participate in a discretionary bonus program with an initial individual annual on-target bonus of 40% of your base pay. Proration will apply based on your date of hire, less applicable taxes, deductions, and withholdings. The Company, in its sole discretion determines whether to pay annual bonuses, to whom among eligible employees, and the amount of such bonuses (if any) based on the Company’s financial performance and its assessment of individual employee performance. Your eligibility to be considered for, and the payment of, any such bonus is conditional upon you remaining an active employee of the Company, and not having served out notice to termination your employment prior to receiving payment. Any such discretionary bonus due to you will be paid in or around the first quarter of the following year. The fact that a bonus is paid to you in one year is no guarantee that bonus will be paid to you in subsequent years, whether in the same amount or at all.

4.

You may participate in the benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs and/or Company policies, as they currently exist and subject to any future modifications in the Company’s discretion, to the maximum extent permitted by applicable law. The benefits made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice. These benefits currently include group health insurance and other insurance and related benefits as well as paid time off benefits, such as paid holidays, vacation, and sick time.

5.

In 2023, and subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Company will grant to you an award of Restricted Stock Units (“RSUs”) under the Company’s Stock Incentive Plan with a target valuation of $101,000.00. The number of RSUs shall be calculated on the date of the grant in accordance with the Company’s option valuation practices. The RSUs shall be subject to all terms, vesting schedules and other provisions set forth in the Company’s Stock Incentive Plan and in a separate RSU agreement.

100 Old River Road    |    Andover, MA 01810    |    978-688-6706    |    www.casa-systems.com

6.

You will be eligible for a maximum of twenty (20) days of paid vacation per calendar year subject to proration based on your date of hire. Paid vacation is subject to the terms of the Company’s paid time off policies. The number of vacation days for which you are eligible shall accrue at the rate of 6.16 hours per pay period that you are employed during such calendar year.

7.

In this role and effective upon your start date, you will be entitled to participate in the Executive Change in Control and Severance Policy, which provides for certain severance and acceleration of equity vesting rights.

8.

During your employment, you will be subject to all of the policies, rules and regulations applicable to employees of the Company, as they currently exist and subject to any future modifications in the Company’s discretion including, without limitation, maintaining as confidential proprietary information of the Company, which requirement shall extend beyond termination of your employment.

9.

Your employment is contingent upon, and you will be required to execute, (i) an Assignment, Invention and Non-Disclosure Agreement and (ii) a Non-Solicitation and Non-Interference Agreement in the forms attached as a condition of employment.

10.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter, or which would prevent you from performing your obligations for the Company.

11.

In accordance with federal law, you will be required to provide the Company with documentation of your identity and eligibility to work in the United States. You agree to provide to the Company, within three days following your hire date, such documentation, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12.

This offer may be contingent upon successful completion of a pre-employment background check, pre-employment physical, and pre-employment drug test conducted in accordance with applicable federal, state, and local laws depending upon the position offered. In addition, the Company reserves the right to conduct a background screening at any time after employment begins to determine eligibility for promotion, reassignment or retention. Additional checks such as a driving record and credit report may also be made for particular job categories. All such checks will be in accordance with applicable law. By signing below, you acknowledge that you will be required to execute any necessary consents to perform such checks.

13.

This letter is merely a summary of the principal terms of our contingent employment offer and is not and shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of “employment at will”, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If the initial terms set forth in this letter are acceptable to you, please sign in the space provided below and enter your start date. A fully executed copy will become available for your records once signed by both parties. If you choose not to accept the terms of this offer by August 8, 2023, we will consider the offer to have expired.

Please plan to be available at 9:00AM on your first day of employment to attend orientation with Human Resources. Your manager will be available following orientation to assist you with your initial introduction and assimilation to the Company.

This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

Very Truly Yours,

By:	/s/ Carmen Pombeiro
Name: Carmen Pombeiro
Title: Chief Human Resources Officer

The foregoing correctly sets forth the initial terms of my at-will employment by Casa Systems, Inc.

/s/ Philip E. Paro, Jr.	Date: August 5, 2023
Name: Philip E. Paro, Jr.

Start Date: September 5, 2023

Enclosures:	Assignment, Invention and Non-Disclosure Agreement
Non-Solicitation and Non-Interference Agreement
Benefits Summary